SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date  of report (Date of earliest event reported)      August  6, 1998

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)                     (I.R.S. Employer
                                          Identification Number)


                 110 Rue Jean Lafitte, 2nd Floor
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)



Item 5.     Other Events.

     The Company announced on August 6, 1998, that it and its partners, China National Oil and Gas Exploration and Development Corporation (CNODC) and Apache Corporation, began drilling the C-5 exploration well located on the Zhao Dong Block, Bohai Bay, in the People's Republic of China. The C-5 is located approximately 3 kilometers southwest of the successful D-2 well that tested 11,571 barrels of oil per day in January 1997. The Company does not expect to make additional announcements with respect to the C-5 until results have been determined.

     Depending on rig availability, the Company expects that at least two additional wells will be drilled on the Zhao Dong Block in 1998. One of these wells would be a wildcat. The other well would be to appraise the C-4 discovery, which was drilled in October 1997, and tested 15,359 barrels of oil plus 6,107 MCF of associated gas from eight zones.

     XCL Ltd. and Apache Corporation each own a 50 percent interest in the Foreign Contractor's share of the Zhao Dong
Block.

     On August 20, 1998, the Company announced that, through its wholly owned subsidiary, XCL-Cathay Ltd., it has signed a Production Sharing Contract with China National Oil and Gas Exploration and Development Corporation (CNODC) for the appraisal and development of the Zhang Dong Block in the shallow-water sea area of the Bohai Bay, The People's Republic of China. Dagang Oilfield (Group) Ltd. (Dagang), a subsidiary of China National Petroleum Corporation, and XCL's operating partner, has conducted extensive 2D and 3D seismic and drilling operations on the block. A causeway and artificial island have also been installed to conduct drilling and production operations. Dagang and XCL will now jointly complete appraisal and development of the block.

     The Zhang Dong Block is a direct northwestern and northern extension of the Zhao Dong Block, in which Dagang (51 percent) and XCL (24.5 percent) are participants in the development of a segment on which seven successful exploration and appraisal wells have been drilled. The Zhang Dong Block extends from the shoreline of the Dagang Oilfield Complex to a water depth of approximately 10 feet.

     Dagang has conducted approximately 300 kilometers of 2D and 70 square kilometers of 3D seismic on the block. This seismic reflects the existence of a large geological structure extending in depth from the shallowest through the deepest reservoirs found productive on the adjacent Zhao Dong Block. Dagang has drilled nine exploration and appraisal wells on the Zhang Dong Block designed to test the middle zones found productive on the adjacent Zhao Dong Block. Eight of these wells found hydrocarbons in those middle zones. XCL will drill appraisal wells to test the middle zones. Some of these wells will be designed to also test the shallower and deeper zones. XCL and Dagang believe that improvements in drilling and completion technology should greatly improve production rates and recoverable hydrocarbon reserves on the Zhang Dong Block.

     Under the terms of the Zhang Dong Production Sharing Contract, XCL will be the operator and will be responsible for the cost of reprocesing and reinterpretation of existing 2D and
3D seismic data, upgrading of the existing drilling and production facilities on the block and initial appraisal drilling. The minimum drilling commitment is for one well to be drilled during the first year of the contract. If XCL elects to extend the appraisal phase of the contract beyond the first year, it may do so by committing to an additional two wells during each of the next two two-year periods, for a total commitment of five wells over a five-year period. Development costs and production will be shared 49 percent by XCL and 51 percent by CNODC. The production period for each oil field on the Zhang Dong Block is 20 years from the date of commencement of commercial production.

     Marsden W. Miller, Jr., Chairman and Chief Executive Officer, said, "The signing of the Zhang Dong Production Sharing Contract reflects the friendship, trust and spirit of cooperation which has developed between XCL, CNODC and Dagang. The existing seismic, wells and drilling and production facilities will allow quick and inexpensive completion of evaluation of the block and, after successful evaluation, early and low-cost production. Dagang has found significant accumulations of oil in the middle zones. We believe that the use of new drilling technology, including that used successfully on the offsetting Zhao Dong Block, creates the potential for substantial production from the middle zones on the Zhang Dong Block. Additionally, the geological data available on the Zhang Dong Block indicates that the block is highly prospective for additional reserves in the shallower and deeper formations which are productive on the offsetting Zhao Dong Block."


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     August 21, 1998                    /s/ Lisha C. Falk
_________________________          By:_______________________________
             Date                             Lisha C. Falk
                                                Secretary